EXHIBIT 99.1

AGTC Announces Financial Results and Business Update for the Quarter Ended

December 31, 2016

GAINESVILLE, Fla., and CAMBRIDGE, Mass., February 8, 2017 – Applied Genetic Technologies Corporation (NASDAQ: AGTC), a biotechnology company conducting human clinical trials of adeno-associated virus (AAV)-based gene therapies for the treatment of rare diseases, today announced financial results for the quarter ended December 31, 2016.

“This year our focus continues to be advancing patient enrollment in the ongoing Phase 1/2 clinical trials for our XLRS and ACHM product candidates and filing the IND for our XLRP product candidate,” said Sue Washer, President and CEO of AGTC. “We are also pursuing additional approaches to leveraging the power of our AAV-based gene delivery technology to improve patients’ lives with many ongoing pre-clinical projects. We are excited about the collaboration we established last month with Bionic Sight, which is expected to provide AGTC and Bionic Sight with a leadership position in the emerging field of optogenetics.”

Recent Highlights

•	The company remains on-track to have three programs in the clinic in 2017: XLRS, ACHMB3, ACHMA3 and filing an IND for XLRP.
•	On January 24, 2017, we entered into a strategic research and development collaboration with Bionic Sight, an innovator in the emerging field of optogenetics and retinal coding.
•

The Company continues to have a strong financial position with $159 million of cash and investments as of December 31, 2016 – which the company expects to be more than two years of projected cash run-way.

•

In December 2016, the company appointed Michael Goldstein, M.D., M.B.A. as Chief Medical Officer. Dr. Goldstein is responsible for leading the company's clinical trials, providing medical oversight, and contributing to the overall strategic direction of the company.

XLRS Phase 1/2 Clinical Trial

AGTC is currently enrolling patients in a Phase 1/2 clinical trial for its XLRS product candidate, as part of the company’s collaboration with Biogen.  The clinical protocol anticipates enrollment of up to 27 patients and the trial is being conducted at seven clinical sites that specialize in inherited retinal diseases.

To date, the company has enrolled a total of eleven patients in the trial– six in the low dose group and three in the middle dose group, completing those groups, and two in the high dose group. The company is scheduling the final patient to complete the three-patient high dose group and is on-track to release data on the dose escalation phase of this trial in mid-2017.

ACHM B3 Phase 1/2 Clinical Trial

The company has enrolled three patients in the low dose group of a Phase 1/2 clinical trial for its CNGB3 gene-related ACHM product candidate, completing enrollment in that group. The Data and Safety Monitoring Committee (“DSMC”) has requested follow-up testing on patients in this group, which the company expects to complete this quarter. The company has identified patients to enroll in the next dose group, upon review of the follow-up testing with the DSMC.  The trial is being conducted at four sites that specialize in inherited retinal diseases, with an additional site performing advanced optical testing on every patient.

ACHM A3 Phase 1/2 Clinical Trial

For its CNGA3 gene-related ACHM product candidate, the company is working with domestic and international investigative sites to complete site initiation activities for the Phase 1/2 clinical trial.

Preclinical Programs and Research

For the X-linked retinitis pigmentosa, or XLRP, program, IND-enabling toxicology studies are underway in two relevant disease models. After completion of these studies, the company expects to submit an IND to the FDA in 2017.

On January 24, 2017, we entered into a strategic research and collaboration agreement with Bionic Sight, LLC. We will combine our expertise in gene therapy and ophthalmology with Bionic Sight’s innovative neuro-prosthetic device and algorithm for retinal coding to develop an optogenetic therapy for patients with visual deficits or blindness due to retinal disease.

Financial Results for the Quarter Ended December 31, 2016

Total revenue for the three months ended December 31, 2016 was $10.9 million compared to $12.2 million generated during the same period in 2015.  Collaboration revenue recorded during the three months ended December 31 in each year resulted primarily from the amortization of upfront fees received under the company’s collaboration with Biogen which began in August 2015.

Research and development expense for the three months ended December 31, 2016 decreased by $1.2 million to $6.0 million compared to the same period in 2015.  The period-over-period decrease was largely driven by the reduction of licenses and related fees which were lower during the three months ended December 31, 2016, compared to the three months ended December 31, 2015 due to technology access fees that were incurred in 2015 and did not recur in 2016. In addition, outside program costs decreased during the three months ended December 31, 2016 compared to the three months ended December 31, 2015, due largely to temporary delays encountered during the conduct of Phase 1/2 human clinical trials for the company’s XLRS and CNGB3-related ACHM product candidates. The impact of these decreases was partially offset by higher employee-related costs that were driven primarily by hiring additional employees, as well as higher laboratory supply costs.

General and administrative expense for the three months ended December 31, 2016 increased by $0.6 million to $2.7 million compared to the same period in 2015.  The increase was primarily driven by higher share-based compensation and employee-related costs which resulted from hiring additional employees to support our continued expansion.

For the three months ended December 31, 2016, the company recorded net income of $2.1 million, compared to $3.0 million in the same period of 2015.

Financial Results for the Six Months Ended December 31, 2016

Total revenue for the six months ended December 31, 2016 was $22.7 million compared to $23.3 million generated during the same period in 2015.  Collaboration revenue recorded during the six months ended December 31, 2016 and 2015 resulted primarily from the amortization of upfront fees received under the company’s collaboration with Biogen which began in August 2015.

Research and development expense for the six months ended December 31, 2016 decreased by $12.6 million to $11.6 million compared to the same period in 2015.  The decrease was largely driven by the impact of collaboration-related costs and license fees that were incurred in 2015 as a result of the entry into and receipt of fees and payments under the company’s collaboration with Biogen and which did not recur in 2016.  Also, licenses and related fees decreased during the six months ended December 31, 2016 compared to the six months ended December 31, 2015 due to technology access fees that were incurred in 2015 and did not recur in 2016.  In addition, outside program costs decreased in 2016 compared to 2015 due largely to temporary delays encountered during the conduct of phase 1/2 human clinical trials for the XLRS and CNGB3-related ACHM product candidates. The impact of these decreases was partially offset by higher employee-related and share-based compensation expenses that were driven primarily by hiring additional employees and the incremental impact of new share-based incentives awarded in 2016, as well as higher laboratory supplies and other costs during 2016, when compared to 2015.

General and administrative expense for the six months ended December 31, 2016 increased by $0.2 million to $5.6 million compared to the same period in 2015. The increase was primarily driven by higher employee-related and share-based compensation costs which resulted from hiring additional employees to support our continued expansion.

For the six months ended December 31, 2016, the company recorded net income of $5.7 million, compared to a net loss of $6.1 million in the same period of 2015.

As of December 31, 2016, the company's cash, cash equivalents and investments amounted to $159.1 million. The company believes that these cash, cash equivalents and investments will be sufficient to enable it to advance planned preclinical studies and clinical trials for its lead product candidates for at least the next two years.

Conference Call and Webcast

AGTC will host a conference call and webcast to discuss financial results for the second fiscal quarter ended December 31, 2016 today at 4:30 p.m. (ET).  To access the call, dial 866-565-7742 (US) or 614-999-1914 (outside of the US). The passcode is 58475256. A live webcast will be available in the Events and Presentations section of AGTC’s Investor Relations site at http://ir.agtc.com/events.cfm. Please log in approximately 10 minutes prior to the scheduled start time.

The archived webcast will be available in the Events and Presentations section of the company’s website.

About AGTC

AGTC is a clinical-stage biotechnology company that uses its proprietary gene therapy platform to develop products designed to transform the lives of patients with severe diseases, with an initial focus in ophthalmology. AGTC's lead product candidates are designed to treat inherited orphan diseases of the eye, caused by mutations in single genes that significantly affect visual function and currently lack effective medical treatments.

AGTC's product pipeline includes ophthalmology programs in X-linked retinoschisis (XLRS), X-linked retinitis pigmentosa (XLRP), achromatopsia, wet age-related macular degeneration, and our optogenetics program with Bionic Sight. AGTC’s non-ophthalmology programs include its adrenoleukodystrophy program and its otology program, which is in pre-clinical development and the company expects to advance several otology product candidates into clinical development in the next few years. Each of AGTC’s XLRS, XLRP and adrenoleukodystrophy programs are partnered with Biogen. AGTC employs a highly-targeted approach to selecting and designing its product candidates, choosing to develop therapies for indications having high unmet medical need that it believes are clinically feasible and present commercial opportunities. AGTC has a significant intellectual property portfolio and extensive expertise in the design of gene therapy products including capsids, promoters and expression cassettes, as well as, expertise in the formulation, manufacture and physical delivery of gene therapy products.

About X-linked Retinoschisis (XLRS)

XLRS is an inherited retinal disease caused by mutations in the RS1 gene, which encodes the retinoschisin protein. It is characterized by abnormal splitting of the layers of the retina, resulting in poor visual acuity in young boys, which can progress to legal blindness in adult men.

About Achromatopsia (ACHM)

Achromatopsia is an inherited retinal disease, which is present from birth and is characterized by the lack of cone photoreceptor function. The condition results in markedly reduced visual acuity, extreme light sensitivity causing day blindness, and complete loss of color discrimination. Best-corrected visual acuity in persons affected by achromatopsia, even under subdued light conditions, is usually about 20/200, a level at which people are considered legally blind.

About X-linked Retinitis Pigmentosa (XLRP)

XLRP is an inherited condition that causes boys to develop night blindness by the time they are ten and progresses to legal blindness by their early forties.

Forward Looking Statements

This release contains forward-looking statements that reflect AGTC's plans, estimates, assumptions and beliefs. Forward-looking statements include information concerning possible or assumed future results of operations, business strategies and operations, preclinical and clinical product development and regulatory progress, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as "anticipates," "believes," "could," "seeks," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions and the negatives of those terms. Actual results could differ materially from those discussed in the forward-looking statements, due to a number of important factors. Risks and uncertainties that may cause actual results to differ materially include, among others:  no gene therapy products have been approved in the United States and only two such products have been approved in Europe; AGTC cannot predict when or if it will obtain regulatory approval to commercialize a product candidate; uncertainty inherent in the regulatory review process; risks and uncertainties associated with drug development and commercialization; factors that could cause actual results to differ materially from those described in the forward-looking statements are set forth under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2016, as amended and filed with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent management's plans, estimates, assumptions and beliefs only as of the date of this release. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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Financial tables follow

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	December 31,	June 30,
In thousands	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$42,499	$28,868
Investments	74,826	69,664
Grants receivable	78	954
Prepaid and other current assets	2,574	3,089
Total current assets	119,977	102,575
Investments	41,754	74,183
Property and equipment, net	2,881	2,627
Intangible assets, net	1,288	1,321
Other assets	52	91
Total assets	$165,952	$180,797
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$718	$1,331
Accrued and other liabilities	6,167	6,514
Deferred revenue	36,033	46,898
Total current liabilities	42,918	54,743
Deferred revenue, net of current portion	5,103	16,766
Total liabilities	48,021	71,509
Stockholders' equity:
Common stock—par value $.001 per share; shares authorized: 150,000 at December 31, 2016 and June 30, 2016; shares issued and outstanding: 18,074 and 18,053 at December 31, 2016 and June 30, 2016, respectively.	18	18
Additional paid-in capital	202,240	199,303
Accumulated deficit	(84,327)	(90,033)
Total stockholders' equity	117,931	109,288
Total liabilities and stockholders' equity	$165,952	$180,797

APPLIED GENETIC TECHNOLOGIES CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
In thousands, except per share amounts	2016	2015	2016	2015
Revenue:
Collaboration revenue	$10,890	$11,843	$22,662	$22,835
Grant and other revenue	43	346	77	416
Total revenue	10,933	12,189	22,739	23,251
Operating expenses:
Research and development	6,041	7,203	11,612	24,240
General and administrative and other	2,740	2,116	5,586	5,354
Total operating expenses	8,781	9,319	17,198	29,594
Income (loss) from operations	2,152	2,870	5,541	(6,343)
Other income:
Investment income, net	227	175	463	265
Total other income, net	227	175	463	265
Income (loss) before provision for income taxes	2,379	3,045	6,004	(6,078)
Less provision for income taxes	298	-	298	-
Net income (loss)	$2,081	$3,045	$5,706	$(6,078)

Weighted Average Shares Outstanding
Weighted average shares outstanding - basic	18,067	17,998	18,061	17,585
Weighted average shares outstanding - diluted	18,393	18,262	18,430	17,585

Net income (loss) per common share
Net income (loss) per share, basic	$0.12	$0.17	$0.32	$(0.35)
Net income (loss) per share, diluted	$0.11	$0.17	$0.31	$(0.35)

CONTACT:

David Carey

Lazar Partners Ltd.

T: (212) 867-1768

dcarey@lazarpartners.com

Corporate Contact:

Larry Bullock

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (386) 462-2204

lbullock@agtc.com